Exhibit 10.29

Certain identified information denoted with [***] has been excluded from the exhibit because such information both (i) is not material and (ii) is the type that the registrant treats as private or confidential.

INDEPENDENT CONTRACTOR
SERVICES AND MERCHANDISING AGREEMENT

This Independent Contractor Services and Merchandising Agreement (“Agreement”) made effective as of January 22, 2024 (“Effective Date”), is by and among: (i) WORLD WRESTLING ENTERTAINMENT, LLC, f/k/a World Wrestling Entertainment, Inc., a Delaware limited liability company with its principal place of business at 707 Washington Blvd., Stamford, Connecticut 06901 (“WWE”); (ii) 7 Bucks Entertainment, Inc. (“Lender”) for the services of Dwyane Johnson, an individual (“Talent”); (iii) DJIP,  LLC (“DJIP”); and (iv) TAG-TEAM ENTERPRISES,  INC. (“Tag Team” and, together with Lender and DJIP, the “DJ Parties”) (WWE and each of the DJ Parties are hereinafter referred to individually as a “party” and collectively as the “parties”).

WHEREAS, WWE is engaged in the business of organizing, publicizing, arranging, staging and conducting professional wrestling exhibitions and other events, engagements, appearances, filmings, photography shoots, and other business and charitable events relating to professional wrestling, and sports entertainment in the professional wrestling industry, throughout the world and representing talent in the promotion and exploitation of a talent’s name, likeness, personality and character in connection with its professional wrestling business (the “Business”);

WHEREAS, Talent previously performed services as a performing artist and professional wrestler for World Wrestling Federation Entertainment, Inc., a Delaware corporation (predecessor-in-interest to WWE) (“WWFE”) pursuant to certain Talent Booking Contracts by and between Talent and WWFE, dated as of April 17, 1996, January 2, 1997, August 30, 1998, and March 29, 2000 (as supplemented and amended, whether orally or in writing the “Booking Contracts”), and that certain Loan Out Agreement, by and between Tag Team and WWFE, dated as of January 1, 2000;

WHEREAS, concurrently with the execution of this Agreement, the DJ Parties, on the one hand, and WWE and its parent, TKO Group Holdings, Inc. (“TKO”), on the other hand, are entering into that certain IP Assignment Agreement in the form attached hereto as Exhibit A (the “IP Assignment Agreement”), pursuant to which WWE and TKO are assigning Intellectual Property Rights created, produced, developed or otherwise used in connection with the services provided by Talent under the Booking Contracts to DJIP;

WHEREAS, WWE desires to engage Talent to perform certain services in connection with the Business and license certain Intellectual Property Rights to WWE in connection with the performance of such services; and

WHEREAS, WWE and the DJ Parties desire to enter into this Agreement to set forth the terms and conditions of Talent’s performance of the Services and the license of such Intellectual Property Rights.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Services:

(a) Subject to Section 4(e) below and the other terms and conditions of this Agreement, during the period commencing on the Effective Date and continuing for four (4) consecutive years (unless terminated earlier in accordance with the terms of this Agreement) (the “Services Period”), WWE engages Lender (and Lender accepts such engagement) as an independent contractor, to cause Talent to (i) provide the services described and identified in Schedule A attached hereto (the “Services”) and incorporated herein by this reference and (ii) execute the Inducement attached hereto as Exhibit B and incorporated herein by this reference (the “Inducement”). The manner, dates, times, duration and locations of all Services shall be subject to Lender’s prior approval in writing (including via email and other electronic means), provided that Lender and Talent shall use their reasonable good faith efforts to accommodate WWE’s requested scheduling of the Services, subject to Talent’s  prior commitments and availability.

(b) To the extent Lender desires to utilize any third party service providers in connection with developing concepts, scripts, storylines, texts, themes, taglines or slogans or otherwise in connection with Talent’s performance of the Services, Lender may engage third party service providers with WWE’s prior written approval (“Lender Contractors”). If and to the extent such Lender Contractors are first approved in writing by WWE (which approval shall not be unreasonably withheld, conditioned or delayed), WWE shall reimburse Lender for the documented, out-of-pocket costs and expenses incurred by Lender in connection with the engagement of such Lender Contractor. WWE hereby consents to Lender’s engagement of [***], who shall be deemed an approved Lender Contractor for purposes of this Agreement; provided that, notwithstanding anything to the contrary in this Section 1(b), WWE shall reimburse Lender for [***]’s reasonable travel costs and expenses in connection with Talent’s services hereunder, and any additional costs for [***]’s services shall be mutually agreed by the parties.

2. Exclusivity: See Schedule B attached hereto and incorporated herein by reference.

3. Term: The term of this Agreement shall commence as of the Effective Date and continue for ten (10) consecutive years (the “Term”); provided, that the Services Period shall commence on the Effective Date and continue for four (4) consecutive years (unless terminated earlier in accordance with the terms of this Agreement).

4. Grant of Rights:

(a) Footage: Subject to the terms and conditions of this Agreement,  Lender hereby grants to WWE the right during the Services Period to video tape, film, photograph, or otherwise record, or to authorize others to do so, by any media now known or hereinafter discovered, Talent’s  public performances and public commentary in connection with Talent’s performance of the Services (such recordings by tape, disc, photograph, film, or otherwise are collectively referred to herein as the “Footage”). Subject to the terms and conditions of this Agreement, including Sections 4(e) and 4(f),  WWE shall have the right to produce, reproduce, reissue, edit, license, manufacture, record, perform, exhibit, broadcast, create derivative works, or otherwise disseminate the Footage (in whole or in part), in perpetuity by any form of media, now or hereafter devised (including without limitation, free, cable, pay cable, closed circuit and pay‑per‑view television, the internet, on a live or delayed/video on demand and subscription video on demand).

(b) Talent’s Name and Likeness Rights: Subject to the terms and conditions of this Agreement, including Sections 4(e) and 4(f), Lender hereby grants to WWE: (i) a worldwide, perpetual non-assignable, sublicensable (pursuant to the provisions set forth below in Section 4(g)), license and right to use Talent’s Name and Likeness in connection with the reproduction and dissemination of Footage in accordance with Section 4(a) above in any and all media now known or hereafter devised, (ii) a worldwide, non-assignable, non-transferrable license and right to use approved aspects of Talent’s Name and Likeness in and in connection with the manufacture, promotion, marketing, advertising and sale of the Licensed Products during the License Period applicable to such Licensed Products and (iii) a worldwide, non-assignable, non-transferrable license and right to use approved aspects of Talent’s Name and Likeness during the Services Period in connection with the promotion, marketing and advertising of the Business in any and all media now known or hereafter devised.

(c) Talent Work Product:    Subject to the terms and conditions of this Agreement, including Sections 4(e) and 4(f), and WWE’s payment of all Royalties pursuant to Section 6(b), Lender hereby grants WWE a worldwide, non-assignable, sublicensable (pursuant to the provisions set forth below in Section 4(g)), license during the applicable License Period to use, reproduce, adapt and display the Talent Work Product on or in connection with the Licensed Products, and to manufacture, market, distribute and sell the Licensed Products, in each case solely in connection with the Business. If and to the extent any Talent Work Product is captured in the Footage, Lender hereby grants to WWE the perpetual right to use, reproduce, adapt and display such Talent Work Product in connection with the reproduction and dissemination of the Footage in accordance with Section 4(a) above.

(d) Pre-Existing Talent Intellectual Property: Subject to the terms and conditions of this Agreement, including Sections 4(e) and 4(f),  (i) if and to the extent any Pre-Existing Talent Intellectual Property is captured in the Footage, DJIP and Lender hereby grant to WWE the perpetual right to use, reproduce, adapt and display such Pre-Existing Talent Intellectual Property solely in connection with the reproduction and dissemination of the Footage in accordance with Section 4(a) above  and (ii) DJIP and Lender hereby grant to WWE a worldwide, non-assignable, non-transferrable, sublicensable (pursuant to the provisions set forth below in Section 4(g)), license and right during the applicable License Period to use approved aspects of Pre-Existing Talent Intellectual Property on or in connection with the Licensed Products, and to manufacture, market, distribute and sell the Licensed Products, in each case solely in connection with the Business.

(e) Approval Rights: See Schedule C attached hereto and incorporated herein by reference.

(f) Use Rights. Notwithstanding anything to the contrary in this Agreement, including the rights granted Sections 4(a) - (d) above, neither WWE nor any of its sublicensees shall use the Footage, Talent’s Name and Likeness or the Talent Intellectual Property in connection with (i) retailer coops, retailer tie-ins or in connection with the promotion of any third party product,  (ii) spam, “pop-ups”,  “pop-unders”, banner ads or takeovers,  (iii) tabloid or pornographic/adult publications or sites,  (iv) political advertisement,  (v) alcohol, marijuana or tobacco products or advertisement,  (vi) medical, drug or hygiene products requiring the approval of the U.S. Federal Drug Administration prior to sale or advertisement for such products, or (vii) any product other than a Licensed Product unless, solely in the case of (vii), WWE or its sublicensees first obtains the written approval of Talent in each instance.

(g) Sublicensing.    During the applicable License Period, WWE may sublicense the rights licensed pursuant to Sections 4(a) - (d) above; provided that, (a) WWE shall make all sublicensees aware of the relevant terms and conditions of this Agreement and agree to comply with and be bound by such terms, (b) WWE shall ensure that all sublicensees comply in all respects with, and guarantees the compliance of any such sublicensee with, the relevant terms and conditions of this Agreement,  (c) any further sublicensing, or any assignment, transfer, exchange, pledge, hypothecation, or other disposition, or encumbrance, whether direct or indirect, in whole or in part, by operation of law or otherwise, of any of the rights granted to any sublicensee under any such sublicense shall be expressly prohibited under the terms of such sublicense,  (d) WWE shall be fully liable in all respects, Lender, Talent and any third party or parties, for such sublicensees’ compliance or non-compliance with the relevant terms and conditions of this Agreement and (e) WWE shall cure any breach of this Agreement by any of WWE’s sublicensees and, if any breach is not promptly cured, WWE shall take all steps necessary to promptly cure such breach, including, without limitation, terminating such sublicense’s rights to use the Talent’s Name and Likeness and the Talent Intellectual Property. Notwithstanding anything to the contrary herein, WWE acknowledges and agrees that it will not enter into any sublicense of Talent’s Name and Likeness or Talent Intellectual Property with respect to Licensed Products with a term that terminates following the expiration of the License Period and Sell Off Period (provided that such sublicense may not have a sell off period that extends beyond the expiration of the Sell Off Period hereunder, unless otherwise pre-approved in writing by DJIP)

applicable to such Talent’s Name and Likeness or Talent Intellectual Property, without the prior written approval of DJIP (any such approved sublicense, an “Approved Long Term License”).
(h) Sell Off Period:

(i) Upon the expiration of the applicable License Period, WWE shall have the right to complete the manufacturing Licensed Products that were in the process of being manufactured in the ordinary course of business at the time of such expiration, market and sell (but not to continue to develop new Licensed Products), any Licensed Products containing Licensed IP in inventory, on hand, manufactured, in the process of being manufactured, and already approved by Talent in accordance with Section 4(e) for a period of one hundred eighty (180) days immediately following such expiration or termination (“Sell Off Period”); provided, that, subject in each case to WWE’s payment of all Royalties pursuant to Section 6(b);  provided, that, in connection with any Approved Long Term License, WWE and the applicable sublicensee shall be permitted to continue to manufacture, sell and distribute such Licensed Products until the expiration of the approved term of such Approved Long Term License. To the extent WWE has control, WWE agrees to refrain from Dumping any Licensed Products during the Sell Off Period. Promptly following the expiration of the Sell Off Period, WWE shall, as directed by Talent, return or destroy, or cause to be returned or destroyed, any and all remaining Licensed Products that display or otherwise include Talent’s Name and Likeness or the Talent Intellectual Property except that WWE shall be able to keep limited samples of such Licensed Products for historic purposes only. For the avoidance of doubt, such items not to be sold. In complying with the foregoing requirement, WWE shall provide a statement to Lender signed by an officer of WWE certifying such return or destruction.

(ii) For the avoidance of doubt, in the event this Agreement is terminated by WWE pursuant to Sections 7(a)(i) or 7(a)(ii), or pursuant to Section 7(b)(iv), but only in the event of a Change of Control to a Qualified Assignee or Section 7(b)(v), all rights of WWE to manufacture, market and sell any Licensed Products pursuant to this Agreement shall continue for the duration of the applicable License Period. For the avoidance of doubt, in the event this Agreement is terminated by WWE pursuant to Section 7(a)(iii) or by Lender pursuant to Section 7(b)(i),  7(b)(ii),  7(b)(iii), or 7(b)(vi),  or in the event of a Change of Control other than to a Qualified Assignee WWE shall have no right to use Talent’s Name and Likeness or the Talent Intellectual Property pursuant to this Agreement, except (A) for any perpetual rights that are granted to WWE in Sections 4(a)-(d) and (B) WWE shall have the right to continue to manufacture, market and sell, any Licensed Products containing Licensed IP in inventory, on hand, manufactured, in the process of being manufactured, and already approved by Talent in accordance with Section 4(e) for the Sell Off Period provided, that, in the event of a termination of this Agreement pursuant to Section 7(a)(iii) or Section 7(b)(i),  7(b)(ii),  7(b)(iii),  7(b)(iv), or 7(b)(vi),  if and to the extent that any Licensed Products are manufactured, sold or distributed by any third party pursuant to a sublicense agreement between WWE and such third party entered into prior to such termination, such third party sublicensee shall be permitted to continue to manufacture, sell and distribute such Licensed Products until the earlier of (i) the termination or expiration of the applicable sublicense agreement and (ii) the expiration of the License Period applicable to such Licensed Product, subject in each case to WWE’s payment of all Royalties pursuant to Section 6(b);  provided, that, in connection with any Approved Long Term License, WWE and the applicable sublicensee shall be permitted to continue to manufacture, sell and distribute such Licensed Products until the expiration of the approved term of such Approved Long Term License. To the extent WWE has control over the sale or distribution of already manufactured Licensed Products,  WWE agrees to refrain from Dumping any Licensed Products during the Sell Off Period or otherwise. Promptly following the termination of this Agreement by WWE pursuant to Section 7(a)(iii) or by Lender pursuant to Section 7(b)(i),  7(b)(ii), 7(b)(iii),  7(b)(iv), or 7(b)(vi),  WWE shall, as directed by Talent, return or destroy, or cause to be returned or destroyed, any and all remaining Licensed Products that display or otherwise include Talent’s Name and Likeness or the Talent Intellectual Property except that WWE shall be able to keep limited samples of such Licensed Products for historic purposes only.  For the avoidance of doubt, such items not to be sold.  In complying with the foregoing requirement, WWE shall provide a statement to the DJ Parties signed by an officer of WWE certifying such return or destruction.  Except as set forth in the preceding sentences, following any such termination by WWE pursuant to Section 7(a)(iii) or Lender pursuant to Section 7(b)(i),  7(b)(ii),  7(b)(iii), 7(b)(iv), or 7(b)(vi) (as applicable),  WWE shall have no right to use and shall immediately cease all usages of Talent’s Name and Likeness or the Talent Intellectual Property pursuant to this Agreement (e.g., remove Talent’s Name and Likeness or the Talent Intellectual Property from WWE’s social media accounts, and where possible, from marketing and advertising materials, etc.) and (y) shall destroy any inventory or packaging incorporating Talent’s Name and Likeness or the Talent Intellectual Property remaining in the WWE’s possession, as directed by Talent. In complying with the foregoing requirement, WWE shall provide a statement to Lender signed by an officer of WWE certifying such destruction or return.

(i) Quality Control.  WWE’s use of the Licensed IP and Pre-Existing Talent Intellectual Property shall comply at all times with any written branding guidelines or other reasonable written instructions provided by the DJ Parties or Talent.  WWE shall not use, reproduce, adapt or display any Licensed IP or Pre-Existing Talent Intellectual Property in any manner whatsoever other than as expressly authorized by this Agreement.  WWE shall not challenge: (i) the validity or enforceability of the Licensed IP or Pre-Existing Talent Intellectual Property; (ii) the DJ Parties’ or Talent’s ownership of the Licensed IP or the Pre-Existing Talent Intellectual Property; or (iii) any application for registration relating to the Licensed IP or the Pre-Existing Talent Intellectual Property, or any Trademark registration in connection therewith.  WWE shall not adopt, use or register any words, phrases or symbols which are identical to the Licensed IP, the Pre-Existing Talent Intellectual Property.  WWE shall not register or seek to have registered the Licensed IP, the Pre-Existing Talent Intellectual Property in any jurisdiction worldwide.  As among the DJ Parties, Talent and WWE, the DJ Parties or Talent shall be solely responsible for, and may exercise its sole discretion in, deciding whether to apply for and prosecute applications for registration of the Licensed IP or the Pre-Existing Talent Intellectual Property, or Domain Names containing the Licensed IP, the Pre-Existing Talent Intellectual Property or any of the DJ Parties’ or Talent’s other Trademarks in any jurisdiction and whether to maintain any such registrations therefor.  WWE shall use best efforts to:  (A) avoid deceptive, misleading or unethical practices in connection with the sale of the Licensed Products that are or might be detrimental to the Licensed IP, the Pre-Existing Talent Intellectual Property,  Talent or the public, including, but not limited to, disparagement of the Licensed IP, the Pre-Existing Talent Intellectual Property or Talent; (B) not make any false or misleading representations with regard to the Licensed IP, the Pre-Existing Talent Intellectual Property or Talent; or (C) not publish or cooperate in the publication of any misleading or deceptive advertising, marketing or promotional materials.

(j) Enforcement. Lender shall have the sole right to defend the Licensed IP against imitation, infringement or any claim of prior use. WWE shall fully cooperate with Lender, at Lender’s reasonable request and Lender’s reasonable expense, in connection with the defense of any such claim. Lender shall have the right, but not the obligation, to institute or pursue any Claims to enforce any rights in the Licensed IP, as well as the right to select, engage and instruct counsel. WWE shall fully cooperate with Lender in any such Claim, (and execute any documents necessary to effectuate the same) if necessary or advisable (as determined by Talent’s counsel) under the applicable rules of civil procedure to effect standing, and WWE shall be reimbursed for reasonably incurred expenses. Lender will be solely responsible for the costs of such action and will retain all recoveries and awards necessary to reimburse Lender for any costs and expenses. Any recoveries and awards in excess of Lender’s costs and expenses, to the extent that such recoveries and awards are related to Licensed Products, shall be allocated equally between the parties. Except as provided herein, in no event shall WWE be required to satisfy or comply with any settlement or other agreement concerning its use of the Licensed IP to which WWE has not consented (such consent not to be unreasonably withheld or delayed). WWE shall provide written notice to Lender if WWE becomes aware of any use of Licensed IP, or any element thereof, by any person other than WWE, its Affiliates or any of its other sublicensees for whom WWE received Lender’s consent to grant a sublicense thereto pursuant to Section 4(g).

5. Intellectual Property Ownership:

(a) Footage: All right, title and interest in and to the Footage and all of the rights, results, products and proceeds in, to and/or derived from the Footage shall be owned by WWE. To the extent that such Footage is considered: (i) a  contribution to collective works, (ii) a compilation, (iii) a supplementary work and/or (iv) as part or component of a motion picture or other audio-visual work, the parties hereby expressly agree that the Footage shall be considered “works made for hire” under the United States Copyright Act of 1976, as amended (17 U.S.C. § 101 et seq.). To the extent that the Footage or any aspects thereof are deemed works other than “works made for hire,” Lender and Talent hereby irrevocably assign in perpetuity to WWE all right, title and interest in and to all rights in such works and all renewals and extensions of the copyrights or other rights that may be secured under the laws now or hereafter in force and effect in the United States of America or any other country or countries. Notwithstanding anything to the contrary provided in this Section 5(a), the use of the Footage shall be subject to Sections 4(e) and 4(f) and Section 2 of Schedule E. Lender acknowledges and agrees that WWE may obtain copyright or any other legal protection therefor, now known or hereinafter discovered, in the name of WWE or on behalf of WWE’s designee as it relates to the Footage and all of the rights, results, products and proceeds derived from the Footage, subject to Lender’s approval rights with respect to use of such derivative works set forth in Section 4(e) and Section 2 of Schedule E. Lender shall provide reasonable assistance to WWE in so obtaining such copyright registrations, at no cost to Lender.

(b) Talent Work Product: See Schedule D attached hereto and incorporated herein by reference.

(c) Pre-Existing Talent Intellectual Property: WWE acknowledges that Talent or its Affiliates own, solely and exclusively, all right, title and interest in and to the Pre-Existing Talent Intellectual Property. Neither WWE nor any of its sublicensees shall acquire or assert any rights in the Pre-Existing Talent Intellectual Property. This Agreement is not intended to convey any copyright or other property rights in the Pre-Existing Talent Intellectual Property, and no incidents of ownership thereof shall vest in WWE or any of its permitted sublicensees.

(d) Talent Intellectual Property: WWE, on behalf of itself and its sublicensees, acknowledges and agrees that: (i) it shall not file any copyright, trademark or other Intellectual Property Right with respect to the Talent Intellectual Property, and (ii) any Intellectual Property Rights in and to any Talent Intellectual Property that may accrue to WWE shall inure to the benefit of Talent (or its designee) and WWE shall hold in trust and promptly assign to Talent (or its designee) such Intellectual Property Rights upon request. Nothing contained in this Agreement shall constitute a grant of a power of attorney to WWE or any of its sublicensees with respect to the Talent Intellectual Property.

(e) Goodwill:  The DJ Parties and Talent shall retain all goodwill associated with the Licensed IP and the Pre-Existing Talent Intellectual Property, and any and all goodwill associated with WWE’s use of the Licensed IP and/or the Pre-Existing Talent Intellectual Property shall inure to the benefit of the DJ Parties and Talent.  Subject to Section 2, all rights in the Licensed IP and the Pre-Existing Talent Intellectual Property other than those specifically granted herein are reserved to the DJ Parties and Talent for their own use and benefit.  WWE hereby assigns (i) to Lender and Talent any and all rights WWE may acquire in the Licensed IP, and (ii) to DJIP any and all rights WWE may acquire in the Pre-Existing Talent Intellectual Property.

6. Compensation; Payments; Expenses:

(a) Equity: In exchange for the performance of the Services by Talent and Talent’s grant of rights and licenses in connection therewith pursuant to the terms of Sections 4(a) through 4(d),  WWE shall cause TKO to grant Talent, effective as of the Effective Date,  a one-time equity award in respect of Class A common stock of TKO on the terms and conditions set forth in the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement attached hereto as Exhibit C (the “Equity Award”). The number of units granted in the Equity Award shall be an amount equal to (i) $30,000,007 divided by (ii) the TKO Stock Price (which quotient shall be rounded up to the nearest whole number).

(b) Royalties. WWE shall also pay Talent the royalties as set forth in Schedule E  (“Royalties”). Interest on any Royalties past due shall accrue at a rate of one and one half percent (1.5%) per month or, in the event that such interest rate exceeds the legal limit, then at the maximum legal rate. Lender’s receipt or acceptance of any Royalty Statement or Royalty paid pursuant to this Agreement (or the cashing of any check or draft constituting payment of any Royalty) shall not preclude Lender from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in any Royalty Statements or Royalty payments, WWE shall immediately rectify such inconsistencies or mistakes and shall pay the appropriate Royalty to Lender.

(c) Expense Reimbursement. On a per Services basis, the parties shall discuss estimated expenses related to the provision of such Services, including with respect to any approved Lender Contractors and Talent’s content and digital creation and production team. WWE shall be responsible for the reimbursement of all mutually-approved, reasonable and documented out-of-pocket costs and expenses incurred by Lender, Talent, or approved Lender Contractors in connection with providing the Services as set forth hereunder in addition to any travel costs and expenses provided for in Section 6(d) below.

(d) Travel. See Schedule F attached hereto and incorporated herein by reference.

(e) Guild Payments. The Compensation shall be exclusive of any union fees or payments, whether pension or otherwise, incurred in connection with the furnishing of the Services by Talent and/or any other appearances or performances, as set forth in this Agreement. In the event that the parties mutually agree to have Talent perform Services that Talent reasonably believes in good faith to be under the jurisdiction of the Screen Actors Guild – American Federation of Television and Radio Artists or the American Federation of Musicians of the United States and Canada or any other guild or comparable organization under the law of any other jurisdictions (collectively, the “Guilds”), WWE hereby agrees to comply with all requirements and obligations of such Guilds to the extent such requirements or obligations are applicable to any of the Services that the parties mutually agree are to be provided under this Agreement. WWE shall reimburse Lender for all payments due and payable by Talent to any Guild in connection with Talent’s performance of the Services hereunder.

(f) 409A.  This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). The parties intend that any amounts payable hereunder will be compliant with or exempt from Section 409A and shall be interpreted accordingly. For purposes of Section 409A, (i) each of the payments that may be made hereunder is designated as a separate payment and (ii) to the extent required to comply with Section 409A, references to  “termination of service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. In no event may Talent, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any reimbursements to Talent under this Agreement shall be paid within 30 days following receipt of any expense requests, but in no event later than the last day of the calendar year following the calendar year in which Talent incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding the foregoing, Lender and Talent shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties under or otherwise related to Section 409A that may be imposed on Lender and/or Talent or for Lender or Talent’s account in connection with any payment or benefit made in accordance with this Agreement, and WWE shall have no obligation to indemnify or otherwise hold Lender or Talent (or any Affiliate, beneficiary, successor or assign thereof) harmless from any or all of such taxes, interest, or penalties,  except for failures to comply with Section 409A that are caused by WWE or its Affiliates.

7. Termination:
(a) Termination by WWE. The DJ Parties and Talent agree that WWE shall have the right to terminate this Agreement:

(i) Immediately in the event that a Cause Event has occurred and the DJ Parties have failed to cure (if such breach can be cured) such Cause Event after thirty (30) days following written notice from WWE setting forth the nature of such breach in reasonable detail (a termination due to a Cause Event in accordance with the foregoing may also be referred to herein as a termination for “Cause”);

(ii) If Talent dies or becomes Disabled, immediately upon such death or the final determination of such Disability; or

(iii) Five (5) Business Days after providing written notice to the DJ Parties stating WWE’s intent to terminate this Agreement without Cause (i.e., without a Cause Event having occurred or having been finally-determined in accordance with the terms of this Agreement).

(b) Termination by Lender. WWE agrees that the DJ Parties and/or Talent shall have the right to terminate this Agreement solely for Good Reason. “Good Reason” means upon the occurrence of any of the following:

(i) In the event that WWE (or TKO, as applicable): (A) dissolves, liquidates or otherwise terminates its business or operations; (B) commences or becomes the subject of any case or proceeding under the bankruptcy, insolvency or equivalent laws of the United States which is not dismissed within ninety (90) days; (C) has appointed for it or for any substantial part of its property a court-appointed receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official which is not dismissed within ninety (90) days; (D) makes an assignment for the benefit of its creditors; or (E) takes corporate action in furtherance of any of the foregoing;

(ii) In the event that WWE (or TKO, as applicable) materially breaches this Agreement or the Ancillary Agreements and has failed to cure (if such breach can be cured) the same after thirty (30) days following written notice from any of the DJ Parties setting forth the nature of such breach in reasonable detail;

(iii) In the event of any purported termination by WWE for Cause without a Cause Event having actually occurred or having been finally-determined in accordance with the terms of this Agreement (whether due to WWE’s failure to comply with any applicable cure periods or otherwise);

(iv) In the event of a Change of Control;
(v) [***]; or
(vi) [***] .

The DJ Parties and/or Talent, as applicable, shall notify WWE in writing within ninety (90) days after the DJ Parties’ and/or Talent’s actual knowledge of the occurrence of any event giving rise to Good Reason. If WWE shall not have cured such event giving rise to Good Reason within thirty (30) days after receipt of written notice from such DJ Party and/or Talent, as applicable (if and to the extent such event can be cured) (it being understood that an event described in Section 7(b)(v) above may be cured by termination of the applicable Person in accordance with the terms thereof), then the DJ Parties and/or Talent, as applicable, shall have the right to terminate this Agreement by giving written notice to WWE within sixty (60) days following such thirty (30) day cure period.

(c) Consequences of Expiration or Termination. In the event of the expiration of the Term or the termination of this Agreement pursuant to Sections 7(a) or (b), as applicable, the following terms shall apply:

(i) Effect of Termination.  The expiration of the Term or the termination of this Agreement for any reason shall not release either party from any obligation or liability which survives the termination of this Agreement pursuant to Section 7(c)(v), including, without limitation, with respect to any payment obligation that (A) has already accrued hereunder (including any accrued but unpaid Royalties), (B) comes into effect due to the expiration of the Term or the termination of this Agreement, or (C) otherwise survives the expiration of the Term or the termination of this Agreement (including, for the avoidance of doubt, the vesting of any portion of the Equity Award pursuant to the Award Agreement or the payment of any Royalties).  For the avoidance of doubt, the termination of this Agreement for any reason prior to the expiration of the Term shall also be deemed to constitute a termination of the Services Period.

(ii) Acceleration / Cancelation. See Schedule G attached hereto and incorporated herein by reference.

(iii) Continuing Obligations.  Notwithstanding anything in Section 7(c)(i) to the contrary and without limiting the terms of Section 7(c)(ii), if this Agreement is terminated (A) by WWE without Cause pursuant to Section 7(a)(iii) or (B) by the DJ Parties and/or Talent for Good Reason pursuant to Section 7(b), then (x)  Lender and/or Talent shall have no further obligation to perform any Services hereunder and (y)  the DJ Parties and/or Talent shall have no further exclusivity obligations hereunder.

(iv) Year One Exclusive Remedy.  The parties acknowledge and agree that, solely during the first year of the Term, the cancellation and forfeiture of any unvested portions of the Equity Award pursuant to Section 7(c)(ii) shall be the sole and exclusive remedy of WWE in the event of a termination of this Agreement by WWE pursuant to Sections 7(a)(i) or 7(a)(ii) and neither the DJ Parties nor Talent shall have any further liability or obligation with respect thereto during the first year of the Term.

(v) Survival. Sections 4(a), 4(e), 4(f), 5, 6, 7(c), 9, 11, 13, 15, 16, 19 and 20 shall expressly survive the expiration of the Term or the termination of this Agreement.

8. Independent Contractor:  The DJ Parties and WWE agree that the relationship between the DJ Parties and Talent, on the one hand, and WWE and its Affiliates, on the other hand, shall be that of an independent contractor and nothing contained herein shall be construed as establishing an employer/employee relationship, partnership or joint venture between them or constituting a DJ Party and/or Talent as the partner or agent of WWE or WWE as the partner or agent of a DJ Party and/or Talent for any purpose whatsoever. The DJ Parties and Talent shall not have, nor shall they hold themselves out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon WWE or its Affiliates, unless WWE shall consent thereto in writing. By virtue of the DJ Parties’ and Talent’s status as an “independent contractor,” Lender, on behalf of the DJ Parties, hereby acknowledges and agrees that nothing in this Agreement constitutes Talent as an employee of WWE or entitles Talent to any benefits to which employees of WWE are entitled. Similarly, by virtue of the DJ Parties’ and Talent’s independent contractor status, Lender, on behalf of the DJ Parties, hereby acknowledges that Talent will not be entitled to receive from WWE any benefits that may be generally available to the employees of WWE. Lender, on behalf of Talent, will not (and will cause Talent not to) make any claim for employee benefits, workers’ compensation, unemployment or disability benefits or disability insurance coverage against WWE in connection with this Agreement.

9. Insurance:

(a) WWE has obtained, at its sole cost and expense, and shall maintain in full force and effect throughout the Term and for a period of one (1) year thereafter (unless a longer period is specified below):

(i) Commercial General Liability Insurance (including contractual) with minimum limits of approximately $[***] per occurrence, which will include coverage for, but not limited to, premises/operations, products/contemplated operations, contractual, independent contractors, property damaged and personal injury;

(ii) Errors & Omissions Liability with minimum limits of approximately $[***] per occurrence and approximately $[***] annual aggregate which will include coverage for, but not limited to, liabilities for infringement or misappropriation of any intellectual property, copyright, trademarks, trade secrets, know-how, and other present and future property and/or proprietary rights of a similar nature; breach of contract and unauthorized use of materials, defamation, plagiarism, piracy, unfair competition, rights of publicity or privacy, or false advertising; errors, omissions, or negligent acts in the performance or failure to perform professional services. If the policy is written on a “claims-made” basis, the policy shall be in effect for a period of three (3) years after the Term;

(iii) Workers’ compensation as required by applicable laws and employer’s liability insurance in reasonable amounts, covering all personnel employed wither directly or by way of contract from any payroll service provider utilized. All statutory limits must be provided;

(iv) Commercial Umbrella Liability Insurance with minimum limits of approximately $[***] per occurrence; and
(v) Media Liability Insurance with minimum limits of approximately $[***].

(b) All insurance required pursuant to Section 9(a) shall: (i) be written with a licensed insurance company with a Best’s rating of not less than A-VIII; (ii) name the DJ Parties and Talent as additional insureds on the Commercial General Liability Insurance; (iii) be primary and not contributory; and (iv) contain a waiver of subrogation with respect to the DJ Parties and Talent on the Commercial General Liability Insurance and the Workers Compensation Insurance. WWE shall furnish the DJ Parties with certificates of insurance evidencing the DJ Parties and Talent as additional insureds as soon as possible

(and not to exceed five (5) Business Days) following execution of this Agreement by the DJ Parties and the Inducement by Talent.  WWE shall provide immediate written notice to the DJ Parties of all occurrences that might reasonably be expected to result in any claim against a DJ Party and/or Talent or impose any liability upon a DJ Party and/or Talent.

10. Deductions: The DJ Parties hereby acknowledge and agree that the DJ Parties and Talent alone shall be responsible for the payment of and shall pay any and all taxes, insurance and like sums levied or assessed with respect to the compensation paid to the DJ Parties and/or Talent and/or assessed under existing local, state or federal Law, including but not limited to social security, unemployment, workers’ compensation and disability insurance. WWE shall not (and the DJ Parties acknowledge and agree that WWE will not be obligated to) make any deductions or withholding from the Compensation, whether for federal, state or local, or any other taxes, unemployment compensation, insurance, FICA (social security), workers’ compensation or any other assessments or contributions.

11. Confidentiality:

(a) Except with respect to the initial press release announcing this Agreement (the substance of which shall be mutually agreed), each party acknowledges and agrees that neither party shall issue any press release or public statement with regard to the terms and provisions of this Agreement without the prior written consent of the other party (which written consent shall not be unreasonably withheld, conditioned or delayed). In addition, each party hereby agrees that such party shall not, at any time during the Term,  and for a period of two (2) years after the expiration of the Term or the termination of this Agreement (subject to the last sentence of this Section 12(a)), for any reason whatsoever, disclose to any Person or publication, or utilize for the benefit or profit of such party or any other Person, any Confidential Information. “Confidential Information” means any nonpublic information or materials disclosed by one party or such party’s Affiliates and representatives (such party, or its Affiliates or representatives (as applicable), when disclosing such information, being the “Disclosing Party”) to the other party or its Affiliates and representatives (such party, or its Affiliates or representatives (as applicable), when receiving such information, being the “Receiving Party”) about the Disclosing Party’s personal and/or business information or financial information, including: (i) any and all information which is furnished or made available to the Receiving Party by or on behalf of the Disclosing Party in writing, orally, electronically or otherwise, including, without limitation, the following: operating plans; financial information; business plans; trade secrets and know how; results and prospects; customer, employee, stockholder and supplier information or lists; marketing plans and techniques; product concepts; story lines; character development; costumes; experimental works; works in progress; and any other information relating to the projects, technology and business of the Disclosing Party; (ii) all notes, analyses, compilations, studies, interpretations, memoranda, reports, projections, forecasts or other documents or materials (regardless of the form thereof) prepared by the Receiving Party which contain or otherwise reproduce or reflect, in whole or in part, any such information; and (iii) the content of this Agreement and the Ancillary Agreements (to the extent not publicly disclosed in accordance with applicable Law). “Confidential Information” also includes all information disclosed by or on behalf the DJ Parties or Talent to WWE and/or TKO and their respective Affiliates and representatives regarding the DJ Parties or Talent, including, without limitation, all personal, business or financial information concerning Talent and members of his family and all other information not generally known and confirmed by Talent to the public (regardless of form and regardless of whether designated confidential) (collectively, the “Talent Information”). The Receiving Party shall maintain the Confidential Information in the strictest of confidence and take all commercially reasonable steps to safeguard such information and to protect it against disclosure, misuse, loss and theft. In accordance with this Section 12(a), the Receiving Party expressly agrees that it shall not, directly or indirectly, verbally or otherwise, unless agreed to in writing by the Disclosing Party, publish, disseminate, disclose or cause to be disclosed any Confidential Information to any Person whatsoever (including the media), provided that such restrictions shall apply with respect to any Talent Information for so long as such Talent Information, as applicable, continues to meet the definition of Confidential Information, including following the expiration of the Term or the termination of this Agreement.

(b) Notwithstanding the foregoing,  “Confidential Information” shall not include information which: (i) the Receiving Party learns after the Effective Date from a source other than the Disclosing Party, other than in contravention of an obligation of confidentiality to the Disclosing Party; (ii) is or becomes generally available to the public other than through any act or omission by the Disclosing Party in violation of the confidentiality provisions hereunder; and (iii) was developed or discovered by the Receiving Party without reference to or use of any Confidential Information.

(c) The Receiving Party (including, with respect to WWE, its Affiliates, which for the avoidance of doubt includes TKO and Endeavor Group Holdings, Inc.) may disclose Confidential Information: (i) if required to be disclosed by applicable law, government order or regulation (including rules and regulations of the SEC or any applicable securities exchange), or by subpoena, order or decree of any court of competent jurisdiction, provided that prior written notice of such disclosure is furnished by the Receiving Party to the Disclosing Party as promptly as practicable (if not legally prohibited from doing so) in order to afford the Disclosing Party an opportunity to seek a protective order against such disclosure and the Receiving Party shall reasonably cooperate (if possible) with the Disclosing Party in attempting to obtain a protective order or to otherwise restrict such disclosure, including (if possible) by providing a draft of such disclosure to the Disclosing Party a reasonable amount of time prior to making such disclosure and considering in good faith the Disclosing Party’s comments with respect thereto; (ii) to the Receiving Party’s agents, representatives and employees who need to know such Confidential Information in connection with the Receiving Party’s obligations under this Agreement; and (iii) in order to enforce its rights under this Agreement.

(d) The Receiving Party acknowledges that substantial efforts have been and will be dedicated to protect the privacy and confidentiality of the Confidential Information, and to prevent the sometimes intrusive activities of the tabloid press, other media and members of the public to obtain confidential information about Talent. The Receiving Party further acknowledges and understands that its compliance with the obligation not to disclose, share, acknowledge, sell or exploit the Confidential Information is an essential part of the Disclosing Party’s effort to maintain the privacy of the Confidential Information.

12. Representations and Warranties:

(a) Representations and Warranties by the DJ Parties. Each DJ Party represents and warrants that: (i) such DJ Party is free to enter into this Agreement and to grant the rights herein granted to WWE and the obligations created by this Agreement, insofar as they purport to be binding, constitute legal, valid and binding obligations enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws applicable generally to creditor’s rights and as limited by general equitable principles, (ii)  such DJ Party has the sole and exclusive right to grant to WWE the right to use Talent’s Name and Likeness and the Talent Intellectual Property (as applicable) consistent with the terms of this Agreement, and, to such DJ Party’s knowledge, doing so will not violate and/or infringe the intellectual property rights of any third party; provided, that, the representations contained in this cause (iii) are expressly conditioned on the effectiveness of the assignment of the Intellectual Property Rights by TKO and WWE under the IP Assignment Agreement and the accuracy of the representations and warranties of TKO and its Affiliates set forth therein, (iv) to Lender’s knowledge, Talent is in good health, and no physician has advised him, and Lender has no reason to believe, that there is any medical reason preventing Talent from providing the Services as contemplated by the terms hereof; and  (v) to Lender’s knowledge, Talent: (A) is in sound physical condition; (B) is not suffering from any disabilities, pre-existing conditions or injuries that could materially impair or materially adversely affect his ability to participate and perform the Services as required herein; (C) is not under the influence of any illegal drugs/substances (and will not at any time during the Term be under the influence of any illegal drugs/substances) that could materially impair or materially adversely affect his ability to participate and perform the Services as required herein; (D) is not aware of any other condition (physical, mental or otherwise) that could materially impair or materially adversely affect his ability to participate and perform Services as required herein; and (E) has not tested positive for, and has no reason to believe that he has been exposed to a risk of infection from HIV, hepatitis or any other similar infectious or communicable blood-borne disease.

(b) Representations and Warranties by WWE. WWE represents and warrants that: (i) it has the full right, power, capacity and authority to enter into this Agreement and any other agreement contemplated hereunder, and to agree to the terms and conditions hereunder or thereunder; (ii) this Agreement constitutes a valid, binding and enforceable agreement of WWE, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws applicable generally to creditor’s rights and as limited by general equitable principles; (iii) the making and performance by it of this Agreement does not (A) violate any law or regulation applicable to it, its certificate of formation, operating agreement or other organizational documents or any other agreement to which it is a party or by which it is bound, and (B) infringe upon the rights of any third party; and (iv) it will comply with all applicable federal, state and local laws, rules and regulations, and any rules or requirements imposed by any applicable guild or union, in connection with its performance hereunder, including, without limitation, (A) the Fair Labor Standards Act, (B) federal, state and local laws and regulations that relate to minimum wages, hours and working conditions and pertaining to child labor and minimum wage, (C) without discrimination based on race, religion, age, nationality, social or ethnic origin, social orientation, gender, political opinion or disability, (D) without use of corporal punishment or other abusive tactics, and (E) without the use of child, prison or slave labor.

13. Indemnification:

(a) Indemnification by WWE. WWE shall indemnify, defend and hold harmless the DJ Parties and Talent and their respective Affiliates and the respective agents, directors, managers, officers, employees, consultants, advisors, attorneys, representatives, successors and assigns of each of the foregoing (collectively, the “Talent Indemnified Parties”), from and against (without duplication) any and all liabilities, obligations, damages, losses, expenses (including reasonable outside attorneys’ fees and costs), causes of action, judgements, awards, orders, claims or demands (collectively, “Losses”) caused by, arising out of or relating to: (i) any Third-Party Claim against any Talent Indemnified Party caused by, arising out of or relating to any material breach by WWE of its representations and warranties made in this Agreement or in any Ancillary Agreement; (ii) any Third-Party Claim against any Talent Indemnified Party caused by, arising out of or relating to any material breach by WWE or its Affiliates of any covenants or agreements contained in this Agreement or in any Ancillary Agreement; (iii) any Third-Party Claim against any Talent Indemnified Party related to the use by WWE of Talent’s Name and Likeness or the Talent Intellectual Property in a manner not authorized by this Agreement; (iv) any Third-Party Claim against any Talent Indemnified Party caused by, arising out of or relating to any and all acts under this Agreement or any Ancillary Agreement by WWE or its Affiliates, including, but not limited to, the manufacture, distribution, exploitation, advertising, sale, or use of the Licensed Products or the Footage, any and all alleged defects in the Licensed Products, including all Losses related to any recall, whether mandatory or voluntary and any and all allegations that the Licensed Products or the manufacture, distribution, sale or use thereof infringes upon or misappropriates the Intellectual Property Rights of any person, (v) any Third-Party Claim alleging violations or breaches of any applicable international, federal or state Law, regulation or standard in the manufacture, distribution or sale of the Licensed Products by WWE or its Affiliates, (vi) any Third-Party Claim against any Talent Indemnified Party caused by, arising out of, or relating to, Lender and/or Talent’s performance of the Services (including, without limitation, any injury or loss to person or property, including death); provided that, the indemnification obligations of WWE set forth in the preceding clause (vi) shall not apply to any Losses which result from the intentional or willful misconduct of Talent.

(b) Indemnification by the DJ Parties. The DJ Parties shall indemnify, defend and hold harmless WWE, its Affiliates and their respective agents, directors, managers, officers, employees, consultants, advisors, attorneys, representatives, successors and assigns of each of the foregoing (collectively, the “WWE Indemnified Parties”), from and against (without duplication) any and all Losses, caused by, arising out of or relating to: (i) any Third-Party Claim against any WWE Indemnified Party, caused by, arising out of or relating to  any material breach by the DJ Parties or Talent of any covenants or agreements made by them in this Agreement or in any Ancillary Agreement; and (ii) any Third-Party Claim against any WWE Indemnified Party caused by, arising out of or relating to any material breach by the DJ Parties of their respective representations and warranties made in this Agreement or in any Ancillary Agreement.

(c) Indemnification Procedures. The party seeking indemnification hereunder (as applicable, the “Indemnified Party”) shall give reasonably prompt written notice to the party obligated to provide such indemnification hereunder (as applicable, the “Indemnifying Party”) describing in reasonable detail the nature of the Claim and the basis for the Indemnified Party’s request for indemnification hereunder; provided, however, that failure to give such prompt notice shall not relieve the Indemnifying Party of its obligation to provide indemnification hereunder, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Once the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder without reservation of any kind, the Indemnifying Party shall have the right to control the defense of the claim, at its own cost and expense with counsel (identity and terms of engagement) reasonably approved by the Indemnified Party; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Notwithstanding the foregoing, unless the settlement is for monetary amounts only and provides for a full release of the Indemnified Party from all known and unknown claims, the Indemnifying Party shall not settle or dispose of any such matter in any manner without the prior written consent of the Indemnified Party, which consent the Indemnified Party shall not unreasonably withhold, delay or condition. If the Indemnifying Party has not assumed its indemnification obligations hereunder within fifteen (15) days of the Indemnified Party’s delivery of its notice seeking indemnification hereunder (or withdraws from the defense of such Third-Party Claim), then the Indemnified Party may defend against such matter and control the defense of such Third-Party Claim at the sole cost and expense of the

Indemnifying Party; provided, however, that the Indemnified Party shall not settle or dispose of any such matter in any manner which would require the Indemnifying Party to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim and/or paying monetary damages) without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld,  delayed or conditioned. Each party shall reasonably cooperate with the other party and its counsel in the course of the defense of any such Third-Party Claim, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.

(d) Limitations. WITH THE EXCEPTION OF INTENTIONAL OR WILLFUL MISCONDUCT OF A PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE OR STRICT LIABILITY) UNLESS ACTUALLY AWARDED TO A THIRD PARTY AS PART OF A THIRD-PARTY CLAIM, OR FOR INTERRUPTED COMMUNICATIONS, LOSS OF USE, LOST BUSINESS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

14. Clause Headings: The headings of the clauses of this Agreement are solely for the purpose of convenience. They are not a part hereof and shall not be used in the construction of any provision.
15. Governing Law; Dispute Resolution; Waiver of Jury Trial:

(a) Governing Law: This Agreement and all claims or disputes arising out of or relating in any way to this Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to any law that would cause the laws of any jurisdiction other than the State of California to be applied.

(b) Dispute Resolution: Any dispute among the parties arising out of or relating to this Agreement (including the arbitrability of any such dispute) will be resolved in accordance with the procedures specified in this Section 15(b), which shall be the sole and exclusive procedures for the resolution of any such disputes.

(i) Any controversy, dispute or claim between or involving the parties or arising out of or relating to this Agreement (“Dispute”) will be settled by a confidential, final and binding arbitration in accordance with JAMS in Los Angeles, California and administered by the Los Angeles, California office of JAMS in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (the “Comprehensive Arbitration Rules”) in effect at the time the arbitration is commenced. The parties further agree that any controversy, dispute or claim about the enforceability of this Section 15(b) or whether a Dispute is subject to this Section 15(b), shall be resolved by arbitration. The obligation to arbitrate survives this Agreement.

(ii) The parties desire and agree that any arbitration proceedings shall be conducted before one arbitrator to be selected pursuant to the Comprehensive Arbitration Rules (the “Arbitrator”) as expeditiously as possible and acknowledge that expeditious arbitration is in the interest of the parties. The parties agree that the arbitration must be concluded, including the rendering of any award by the Arbitrator (the “Award”), not more than ninety (90) days following selection of the Arbitrator. The parties further agree that the Arbitrator shall have the authority to impose any interim deadlines, including shortening any deadlines provided in the Comprehensive Arbitration Rules, to ensure that this ninety (90)-day deadline is met. The Arbitrator must agree to the foregoing ninety (90) day deadline before accepting appointment. Failure to meet the ninety (90) day deadline, however, will not render the Award invalid, unenforceable or subject to being vacated. However, the parties may mutually agree to modify the ninety (90)-day deadline and, if they do so, the Arbitrator shall accommodate such parties’ mutual agreement. The Arbitrator shall have no power to alter or disregard any express language in this Agreement and may not reform this Agreement under equitable or other principles. The parties will be responsible for their own legal fees, costs and expenses incurred during or in connection with the arbitration; provided, however, that the Arbitrator shall award the prevailing party in such arbitration its reasonable outside attorneys’ fees, costs and necessary disbursements. The prevailing party shall also be entitled to recover its reasonable attorneys’ fees and costs in connection with any court proceeding instituted to enforce the arbitrability of any dispute and/or any arbitration Award.

(iii) The parties shall maintain the confidential nature of the arbitration proceeding and the arbitration award, except as may be necessary in connection with a court application for a provisional or preliminary remedy, a court action to challenge or enforce the Award, or as otherwise required by law or judicial decision. The parties further agree that the Arbitrator shall render the Award in writing and explain the decision which, to the extent possible, shall not include confidential information.

(iv) If either party fails or refuses to pay its share of any fees due to or advances or deposits requested by either JAMS or the Arbitrator, then the Arbitrator shall enter a default award against such party refusing to or failing to pay its share of fees or advances.  The Arbitrator shall determine the damages and other relief awarded in the default award based on written declarations and written evidence submitted by the party that is not default.  If any provision of this arbitration clause is rendered inoperative, unenforceable, or illegal by operation of law or otherwise, then all other provisions in this arbitration clause contained herein shall remain in full force and effect, and in such cases the principle of severability shall govern.

(v) The parties waive to the fullest extent permitted by law any rights to appeal or to review of the Award by any court of tribunal.
(vi) For the avoidance of doubt, in the event of a conflict between this Section 15(b) and the Comprehensive Arbitration Rules, this Section 15(b) controls.

(c) Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER.

16. Equitable Relief:

(a) Each party agrees that a breach by either party of Section 11 may cause irreparable injury to the other party for which the remedy at law may be inadequate and would be difficult to ascertain. Therefore, in the event of the breach or threatened breach of Section 11, the non-breaching party shall be entitled, in addition to any other rights and remedies that it may have at law or in equity, to seek an injunction to restrain the breaching party from any threatened or actual activities in violation of Section 11. Each party hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce Section 12 without the necessity of proving actual damages or posting a bond, and in the event the non-breaching party does apply for such an injunction, the breaching party shall not raise as a defense thereto that the non-breaching party has an adequate remedy at law.

(b) WWE acknowledges and agrees that any breach or threatened breach by WWE or any of its permitted sublicensees of Sections 4 or 5 or any of the other rights granted hereunder with respect to 16

Talent’s Name and Likeness or the Talent Intellectual Property will cause irreparable injury to the DJ Parties and Talent for which the remedy at law will not be adequate and would be difficult to ascertain. Therefore, in the event of the breach or threatened breach of Sections 4 or 5 by WWE or any of its permitted sublicensees, or if WWE or any of its permitted sublicensees attempts to (i) exploit rights with respect to Talent’s Name and Likeness or the Talent Intellectual Property which such rights have not been explicitly granted to WWE herein or which rights have been terminated, or (ii) use Talent’s Name and Likeness or the Talent Intellectual Property in breach of any term or condition of this Agreement, each DJ Party shall be entitled, in addition to any other rights and remedies that it may have at law, in equity or otherwise, to seek and obtain equitable relief (including injunctive relief with respect to Licensed Products but not with respect to Footage, except in the event of any breach or alleged breach by WWE of Sections 4(e) or 4(f) or Section 2 of Schedule E, in which case each DJ Party shall be entitled to seek and obtain injunctive relief) without the necessity of proving actual damages or posting a bond, and in the event such DJ Party seeks such equitable relief, WWE shall not raise as a defense thereto that Lender has an adequate remedy at law.

17. Waiver: No waiver by either party of the breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or similar nature. All remedies of either party shall be cumulative and the pursuit of one remedy shall not be deemed a waiver of any other remedy. No waiver shall be binding unless executed in writing by the party making such waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

18. Assignment; Successors and Assigns:  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement and the rights and obligations of WWE hereunder shall not be assignable or transferable (whether by operation of law, merger, consolidation or otherwise) by WWE without the written consent of the DJ Parties, which may be withheld in the DJ Parties’ sole discretion.  Notwithstanding the foregoing, WWE shall have the right to assign this Agreement to a controlled Affiliate of TKO and/or a controlled Affiliate of TKO in connection with a bona fide corporate restructuring involving WWE so long as (a) such corporate restructuring does not result in a Change of Control, and (b) any such assignee of WWE expressly assumes WWE’s obligations under this Agreement in writing; provided, however, that no such assignment shall release WWE of its obligations under this Agreement; provided, further that, for the avoidance of doubt, no such assignment shall result in any amendment, modification or expansion of the definition of the term “Business” hereunder or any of the terms of Section 4 of this Agreement.  The DJ Parties shall have the right to assign this Agreement, in whole or in part, to any Person; provided that, (i) the Services shall not be assignable hereunder without the prior written consent of WWE (provided that the DJ Parties and Talent shall have the right to assign their right to receive payments hereunder (and corresponding provisions regarding accounting and audit rights) to one or more Persons in their sole discretion), and (ii) [***], provided that notwithstanding the foregoing, any assignment by the DJ Parties shall be subject to Section 6.4 of the IP Assignment Agreement.

19. Notices:  Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any party hereunder shall be in writing and shall be given to such party at the address or e-mail address specified for such party below or as such party shall hereafter specify for the purpose by notice to the other parties in a manner as provided under this Section 20. Each such notice, request or other communication shall be effective (a) if given by e-mail, at the time such e-mail is transmitted and the appropriate e-mail confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (b) if given by mail, three (3) Business Days (or, if to an address outside the United States, seven (7) calendar days) after such communication is deposited in the mail with first-class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified pursuant to this Section 20. Such notices, requests and other communications shall be sent to the following parties at the following addresses or email addresses:

To WWE:

World Wrestling Entertainment, LLC
707 Washington Blvd., Stamford, Connecticut 06901
Attn: EVP, Chief Legal Officer
Email:

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn:  Justin G. Hamill and Michael V. Anastasio

Email:

To the DJ Parties

or Talent:

c/o Grant, Tani, Barash & Altman, Inc.

9100 Wilshire Blvd., Suite 1000 West
Beverly Hills, CA 90212
Attn: Howard Altman
Email:

with a copy to:

Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attn: Matthew C. Thompson, Vijay Sekhon and
Emily Zipperstein
Email:

and

Gang, Tyre, Ramer, Brown & Passman
132 South Rodeo Drive
Beverly Hills, CA 90212
Attn: Harold Brown, Bianca Levin and Benjamin Potter
Email:

20. Miscellaneous:

(a) It is understood and agreed that inherent in each obligation set forth herein is that each party will use no less than reasonable efforts to carry out, accomplish or otherwise complete each such obligation.

(b) All exhibits, schedules and other documents attached hereto are hereby incorporated by reference into this Agreement as fully as if copied herein verbatim.

(c) This Agreement is not intended to confer any rights or remedies upon, and shall not be enforceable by, any Person other than the parties and, with respect to the provisions of Section 13, the Talent Indemnified Parties and the WWE Indemnified Parties.

(d) In the event that any part, provision or portion of any provision of this Agreement shall be declared invalid or unenforceable for any reason by an Arbitrator or a court of competent jurisdiction, such provision or portion thereof shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. The parties further agree to replace such void or unenforceable provision with a valid and enforceable provision that shall achieve, to the maximum extent possible, the economic, business and other purpose of the void or unenforceable provision.

(e) This Agreement, together with the Ancillary Agreements, contains the complete understanding existing between the parties and supersedes any previous written or verbal understandings. This Agreement may not be amended except by a writing signed by authorized representatives of the DJ Parties and WWE.

(f) The parties have participated jointly in the negotiation and drafting of this Agreement and were each represented by separate legal counsel and, in the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g) This Agreement may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(h) Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Any agreement referred to herein shall include reference to all exhibits, schedules and other documents attached thereto. The words “include,” “including” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The term “ordinary course of business” shall be deemed to mean “the ordinary course of business consistent with past customs and practices”. The term “or” shall be deemed to mean “and/or”. Each party acknowledges that it has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Each provision contained in this Agreement will have independent significance regardless of whether a separate provision addresses the same subject matter with more or less specificity.

21. Definitions: The following capitalized terms shall have the meanings specified in this Section 21. Other terms are defined in the text of this Agreement and such terms shall have the meanings respectively assigned to them in such text.

(a) “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where for such purpose the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
(b) “Ancillary Agreements” means the IP Assignment Agreement and the Award Agreement.

(c) “Award Agreement” means that certain Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement, dated as of the date hereof, by and between TKO and Talent,  the form of which is attached hereto as Exhibit C.

(d) “Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in California are permitted or required to close.
(e) “Cause Event” means solely the following: [***].
(f) “Change of Control” means any of the following events or transactions: [***].

(g) “Claim” means claim, dispute, action, cause of action, demand, suit, litigation, arbitration, mediation, alternative dispute resolution procedure, prosecution, proceeding, hearing, audit, inquiry, examination or investigation of any nature.

(h) “Collectibles” means framed photographs, plaques, and other typical sports collectibles.
(i) “Compensation” means the Equity Award and Royalties.

(j) “Disabled” or “Disability” means the inability of Talent to perform the essential functions of his material obligations and responsibilities hereunder, with reasonable accommodation, on account of Talent’s incapacity due to physical or mental illness or on account of Talent’s disability for a continuous period of [***] days. Any question as to the existence of the Disability of Talent as to which the parties cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Lender and WWE acting reasonably and in good faith. If Lender and WWE cannot agree as to a qualified independent physician, each of them shall designate such a physician acting reasonably and in good faith and those two physicians shall select a third physician who shall make such determination in writing. Talent’s physician shall have the right to be present at all examinations conducted by such third party physician and to review all lab reports and other results generated. The good faith determination of Disability made by any such qualified independent physician in writing to Talent and WWE shall be final and conclusive for all purposes of this Agreement and the Award Agreement.

(k) “Dumping” means the distribution of Licensed Products at volume levels significantly above WWE’s prior sales practices with respect to such Licensed Products, and at price levels so far below WWE’s prior sales practices with respect to the Licensed Products as to disparage such Licensed Products.

(l) “Exclusive Industries” has the meaning set forth in Schedule B.

(m) “Governmental Entity”  means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental or military agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, military, police, regulatory, or taxing authority or power of any nature (including any arbitral tribunal).

(n) “Initial Services Period” means the period commencing on the Effective Date and expiring on December 31, 2024.

(o) “Intellectual Property Rights” means, on a worldwide basis, any and all intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law, equity, contract, license or otherwise, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including, without limitation, any and all (a) trademarks, service marks, logos, trade dress, design rights and any other similar designations and indicia of source, sponsorship, association or origin, together with the goodwill of the business symbolized thereby and associated or connected therewith, and all registrations, applications and renewals for, any of the foregoing (“Trademarks”); (b)  internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or governmental authority and web addresses (“Domain Names”); (c) accounts with Twitter, Facebook, Instagram, YouTube, TikTok,  Snapchat and other social media platforms, and URLs, and all account and password information needed to access or control such assets; and (d) all causes of action (whether past, present or future) arising from or related to any of the foregoing, including, without limitation, the sole, exclusive and independent right to enforce any and all such causes of action and the right to settle suits and collect damages and proceeds therefrom.

(p) “Law” means any statute, law (including common law), code, ordinance, rule, regulation, decree or other requirement or rule of law enacted, issued, promulgated, enforced or entered by any Governmental Entity.

(q) “License Period” means:
(i) With respect to all Licensed Products other than [***], a period of ten (10) years beginning on the Effective Date and expiring on the expiration of the Term;
(ii) with respect to any [***] that contain the Licensed IP or Pre-Existing Talent Intellectual Property, a period commencing on the Effective Date and terminating on December 31, 2024 (“[***]”); and

(iii) with respect to Talent’s Name and Likeness, the Pre-Existing Talent Intellectual Property and the Talent Work Product incorporated within the Footage, a period commencing on the Effective Date and continuing in perpetuity.

(r) “Licensed IP” means the Talent’s Name and Likeness and Talent Work Product.
(s) “Licensed Products” means: [***]
(t) “MMA” has the meaning set forth on Schedule B.

(u) “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, or any Governmental Entity.

(v) “Pre-Existing Talent Intellectual Property” means the Intellectual Property Rights identified on Schedule H hereto.
(w) “Qualified Assignee” means [***].
(x) “Talent Intellectual Property” means the Pre-Existing Talent Intellectual Property and the Talent Work Product.

(y) “Talent’s Name and Likeness” means Talent’s name, approved likeness, approved voice, approved biographical information, and approved quotations.
(z) “Talent Work Product” has the meaning set forth on Schedule D.
(aa) “Third-Party Claim” means a Claim by an unaffiliated third party.

(bb)  “TKO Stock Price” means $77.6738, which represents the average of the daily volume-weighted average sales price per share of common stock of TKO on the NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the thirty (30) consecutive trading days ending on and including the trading day immediately preceding the date on which this Agreement is executed.

(cc) [***]

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

WORLD WRESTLING ENTERTAINMENT, LLC

(“WWE”)

By:/s/ Nick Khan

Name: Nick Khan

Its: President

7 BUCKS ENTERTAINMENT, INC.

(“Lender”)

By:/s/ Dwayne Johnson

Name: Dwayne Johnson

Its: Director

DJIP, LLC

(“DJIP”)

By:/s/ Dwayne Johnson

Name: Dwayne Johnson

Its: Manager

TAG-TEAM ENTERPRISES, INC.

(“Tag Team”)

By:/s/ Dwayne Johnson

Name: Dwayne Johnson

Its: Manager

[Signature Page to Services and Merchandising Agreement]

EXHIBIT A

FORM OF IP ASSIGNMENT AGREEMENT

Exhibit A

EXHIBIT B

INDUCEMENT

Exhibit B

EXHIBIT C

FORM OF AWARD AGREEMENT

Exhibit C

SCHEDULE A

SERVICES

Schedule A

SCHEDULE B

EXCLUSIVITY

Schedule C

SCHEDULE C

APPROVALS

Schedule C

SCHEDULE D

TALENT WORK PRODUCT

Schedule D

SCHEDULE E

LICENSED PRODUCTS ROYALTIES

Schedule F

SCHEDULE F

TRAVEL

Schedule F

SCHEDULE G

ACCELERATION / CANCELLATION

Schedule G

SCHEDULE H

TALENT INTELLECTUAL PROPERTY

Schedule H